Exhibit 4.23

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THIS NOTE MAY BE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE UNDER SUCH LAWS AND ANY SUCH TRANSFER OR RESALE MAY REQUIRE COMPLIANCE WITH THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY IS SUBORDINATED IN RIGHT OF PAYMENT TO SENIOR INDEBTEDNESS (AS DEFINED BELOW); AND THE HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO EXECUTE AND BE BOUND BY THE PROVISIONS HEREIN.

SUBORDINATED PROMISSORY NOTE

$750,000	November 16, 2023

FOR VALUE RECEIVED, Banzai International, Inc., a Delaware corporation (the “Maker” or the “Company”), hereby borrows from Alco Investment Company or its permitted assigns (the “Holder”) up to the principal amount set forth above based on amounts actually borrowed from Holder from time to time in accordance with this Subordinated Promissory Note (the “Note”) and as set forth on Exhibit A, together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate of 8% per year. Subject to the subordination provisions herein, all interest and principal, unless previously prepaid, shall be due and payable on April 13, 2024 (the “Maturity Date”).

Whenever the Maker desires to incur additional borrowings hereunder (a “Drawdown”), the Maker shall notify Holder by electronic mail no later than 5:00 PM Pacific Time on the date that is three business days prior to the date on which such additional borrowings are to be delivered to the Company (such date, the “Draw Date”). Following any Drawdown, the Maker shall update Exhibit A attached hereto to reflect the amount and date of any Drawdown.

1. Interest. Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed and shall accrue on a non-cash basis (i) until Payment in Full of the Senior Obligations (as defined below) or (ii) unless repayment of this Note in cash is permissible in accordance with Section 7. All payments by the Maker under this Note shall be in immediately available funds.

2.	Basic Terms.

(a) Payments. All payments of interest and principal on this Note shall be in lawful money of the United States of America and shall be made to the Holder. All payments shall be applied first to accrued interest, and thereafter to principal.

(b) Prepayment. Subject to Section 5 below, the Borrower may prepay this Note in whole or in part at any time without the consent of the Holder, together with all accrued but unpaid interest and the other amounts due hereunder in respect of the amount prepaid, without premium or penalty. Borrower shall promptly repay this Note with the net cash proceeds from the issuance of equity securities of the Borrower issued in connection with any bona fide financing.

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(c) Share Transfer. As an additional inducement to the Holder for the borrowings incurred under this Note, Maker agrees to cause 7GC & Co. Holdings Inc. and 7GC & Co. Holdings LLC (together, the “SPAC Parties”) to enter into a Founder Share Transfer Agreement with Holder in substantially the form attached hereto as Exhibit B (the “Share Transfer Agreement”), pursuant to which, for each $10.00 in principal borrowed under this Note, the SPAC Parties shall forfeit one Founder Share (as defined in the Share Transfer Agreement), and Holder shall receive one Investor Share (as defined in the Share Transfer Agreement) upon the Closing (as defined in the Share Transfer Agreement), subject, in each case, to the terms of the Share Transfer Agreement (the “Share Transfer”). The maximum number of shares transferrable pursuant to this Section 2(c) shall be 75,000.

(i) Each party hereto hereby acknowledges and agrees that the Note is part of an investment unit within the meaning of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended, which includes the Investor Shares. Within 20 days of the issuance of the Note, the Company shall deliver to the Investor a proposed amount of the “issue price” of such investment unit allocated to the Note under Section 1273(b) of the Internal Revenue Code, and the aggregate fair market value of the Investor Shares as of the issuance date of the Note for United States federal, state and local income tax purposes (the “Proposed Valuation”). If the Investor agrees with such Proposed Valuation, the Proposed Valuation shall become final. If the Investor does not agree with the Proposed Valuation, then within ten (10) days of receipt of the Proposed Valuation the Investor shall determine and deliver to the Company a proposed valuation of the Investor Shares (the “Investor’s Proposed Valuation”). If the Investor and the Company are not able to come to an agreement regarding such “issue price” and valuation of the Investor Shares within ten (10) days thereafter, the Investor and the Company shall agree in good faith on an independent nationally recognized valuation or financial advisory firm to determine the final “issue price” and valuation of the Investor Shares, which valuation must be within the range of the Proposed Valuation and the Investor’s Proposed Valuation. The costs of such valuation or financial advisory firm shall be paid by the Investor. Upon the final determination of the “issue price” of such investment unit allocated to the Note, each party hereto agrees to use the “issue price” for all income tax purposes with respect to this transaction, unless otherwise required by the IRS or another Governmental Authority following an audit or examination.

(d) Use of Proceeds. In addition to the operating expenses and working capital needs of the Company, the proceeds of this Note shall be used for the reimbursement of certain fees and expenses of counsel to CP BF (as defined below).

3. Repayment at Maturity Date. The Outstanding Amount shall be due and payable on the Maturity Date.

4. Representations and Warranties of the Maker. In connection with the transactions provided for herein, the Maker hereby represents and warrants to the Holder that:

(a) The Maker is a corporation duly incorporated and organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted. The Maker is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b) All corporate action has been taken on the part of the Maker, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Note. Except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights, the Maker has taken all corporate action required to make all of the obligations of the Maker reflected in the provisions of this Note, the valid and enforceable obligations they purport to be. The issuance of this Note is not subject to the preemptive rights of any stockholder of the Maker that have not been validly waived.

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(c) The authorization, execution and delivery of this Note will not constitute or result in a material default or violation of any law or regulation applicable to the Maker or any material term or provision of the Maker’s current Certificate of Incorporation or Bylaws or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

5.	Subordination; Restrictions on Payment and Remedies.

(a)	Subordination to Senior Obligations.

(i) This Note is, and by acceptance hereof the Holder hereby agrees that any payment under this Note (whether for principal, interest or otherwise (and including any costs and expenses required to be reimbursed to the Holder)) or any judgment arising therefrom (collectively, the “Subordinated Indebtedness”) is and shall be, subordinate, to the extent and in the manner hereinafter set forth, to, and no payment may be made under this Note, except (x) pursuant to subsection (h) below or (y) to the extent such payments are permitted pursuant to the documentation governing the Senior Obligations (as defined below), until the prior indefeasible payment in full in cash of all Senior Obligations and the termination of all commitments of the holders of Senior Obligations to extend further credit constituting Senior Obligations (such payment of such Senior Obligations and termination of commitments, the “Payment in Full of the Senior Obligations”).

(ii) In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of the Maker or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any federal or state bankruptcy or similar law or upon a general assignment for the benefit of creditors or any other related marshalling of the assets and liabilities of the Maker or otherwise (any such occurrence a “Bankruptcy Event”), the Payment in Full of the Senior Obligations shall have occurred before the Holder shall be entitled to receive any payment or distribution of any kind (whether in cash, property or securities) in respect of all or any of the Subordinated Indebtedness, and any such payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Indebtedness, including, without limitation, in any such Bankruptcy Event, shall be paid or delivered directly to, prior to the Payment in Full of the Senior Obligations, the holders of the Senior Obligations (or an agent therefor, as applicable) until the Payment in Full of the Senior Obligations shall have occurred.

(b) In Furtherance of Subordination. At the Maker’s expense, the Holder shall take such action (including such actions as may be requested by the holders of the Senior Obligations, or any agent therefor) as may be necessary or appropriate to effectuate the subordination as provided hereunder with respect to the Senior Obligations. All payments or distributions (whether in cash, property or securities) upon or with respect to the Subordinated Indebtedness that are received by the Holder contrary to these subordination provisions shall be received in trust for the benefit of the applicable holders of Senior Obligations, shall be segregated from other funds and property held by the Holder and shall be forthwith paid over to, prior to the Payment in Full of the Senior Obligations, the applicable holders of Senior Obligations (or an agent therefor, as applicable) in the same form as so received (with any necessary endorsement).

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(c) Enforcement Actions; No Collateral. Prior to the Payment in Full of the Senior Obligations, the Holder will not exercise any remedies under this Note or with respect to the Maker or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against the Maker, including, without limitation, the commencement of any Bankruptcy Event against the Maker, and, without the prior written consent of CP BF Lending, LLC, the Holder shall not take any collateral or security to secure the repayment of this Note. Without limiting the operation of the preceding sentence, to the extent the Holder shall at any time have a security interest or lien on the property of the Maker which secures the Subordinated Indebtedness, the Holder subordinates to the holders of the Senior Obligations any security interest or lien that the Holder may have in any such property of the Maker, notwithstanding the respective dates of attachment or perfection of the security interest of the Holder and the security interest of any such holder of Senior Obligations.

(d) Subordination Rights Not Impaired by Acts or Omissions of the Maker or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Obligations to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Maker or by any act or failure to act in good faith by any such holder, or by any noncompliance by the Maker with the terms and provisions of this Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Obligations may, without in any way affecting the obligations of the Holder with respect these subordination provisions, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Obligations, or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Obligations or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Obligations including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Obligations, all without notice to or assent from the Holder.

(e) Reinstatement. If, at any time, all or part of any payment with respect to Senior Obligations theretofore made by the Maker or any other person or entity is rescinded or must otherwise be returned by the holders of Senior Obligations for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Maker or such other persons or entities), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

(f) Further Assurances. The Holder hereby agrees to execute such documents and/or take such further action as any holder of Senior Obligations may at any time or times reasonably request (including, but not limited to, executing such additional subordination agreements in favor of holders of Senior Obligations reflecting the terms hereof) in order to carry out the provisions and intent of these subordination provisions, including, without limitation, ratifications and confirmations of these subordination provisions from time to time hereafter, as and when requested by any holder of Senior Obligations.

(g) Definitions. The terms set forth below shall have the respective meanings provided below:

(i) “Obligations” means any principal, interest, reimbursement obligations under letters of credit, premium, penalties, fees, indemnities and other liabilities, obligations and indebtedness payable under the documentation governing any Senior Obligations (including, without limitation, all interest after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the governing documentation, whether or not such interest is an allowed claim in such proceeding).

(ii) “Senior Obligations” means any and all present and future Obligations of the Maker under or in respect of (A) any loan or commercial credit arrangement pursuant to any debt or credit agreement by and between the Maker and CP BF Lending, LLC (“CP BF”) and/or its affiliates or assignees, as the case may be and as may be amended from time to time, and (B) any future loan or commercial credit arrangement approved by the Holder and CP BF.

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(h) Notwithstanding anything else in this Section 5, this Note may be repaid prior to the repayment of any Senior Obligations if repaid using proceeds from any debt or equity issuance that is junior and subordinated to the Senior Obligations in form and substance satisfactory to CP BF. The Holder and the Maker agree to provide prior written notice to CP BF of any such payment or refinancing and such payment or refinancing (and the subordination thereof) shall be evidenced by such documentation and instruments as CP BF shall require in its sole discretion.

6. Events of Default. For purposes of this Note, an “Event of Default” shall be deemed to have occurred if (a) the Company fails to pay any principal or interest on this Note in full when due (unless such payment is prohibited by the subordination terms set forth in this Note), (b) a receiver is appointed for any material part of the Company’s property or the Company voluntarily files for bankruptcy protection or makes a general assignment for the benefit of creditors, (c) the Company is the subject of an involuntary bankruptcy petition and such petition is not dismissed within ninety (90) days or (d) the Company’s Board of Directors or stockholders adopt a resolution for the liquidation, dissolution or winding up of the Company.

7. No Right of Set-off. Any payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatsoever, unless the obligation to make such deduction or withholding is imposed by law.

8. Delay or Omission. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

9. Amendment. The terms and provisions of this Note may be modified or amended only by a written instrument duly executed by (i) the Maker, (ii) the Holder and (iii) CP BF Lending, LLC or its assignees until Payment in Full of the Senior Obligations owed to CP BF Lending, LLC or its assignees.

10. Order of Payment. Any payments by the Maker under this Note shall be applied first to any fees and expenses due and payable hereunder, then to the accrued interest due and payable hereunder and the remainder, if any, to the outstanding principal.

11. Presentment. The Maker and every endorser or guarantor of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

12. Stockholders, Officers and Directors Not Liable. The Holder agrees that no stockholder, director or officer of the Maker shall have any personal liability for this Note.

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13. Accredited Investor and Other Matters. By accepting this Note and countersigning below, the Holder represents and warrants to the Maker that the Holder is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”). The Holder has been advised that this Note and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Holder is purchasing this Note and the securities to be acquired by the Holder hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Holder’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. The Holder has full legal capacity, power and authority to execute and deliver this Note and to perform its obligations hereunder. This Note constitutes valid and binding obligation of the Holder, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

14. No Stockholder Rights. Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Maker.

15. Governing Law. All rights and obligations hereunder shall be governed by the laws of the State of Delaware (without giving effect to principles of conflicts or choices of law).

16. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Each party hereto shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Note.

17. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

[Signature Page Follows]

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The Maker has executed this Subordinated Promissory Note as of the date first above written.

BANZAI INTERNATIONAL, INC.

By:
Name:	Joseph P. Davy
Title:	Chief Executive Officer

HOLDER:ALCO INVESTMENT COMPANY

By:
Name:	Mason Ward
Title:	Chief Financial Officer

Address:

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EXHIBIT A DRAW DOWNS

Date	Amount
November 15, 2023	$750,000.00

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EXHIBIT B

SHARE TRANSFER AGREEMENT

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